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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(h) of the Investment Company Act of 1940

☐	Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.	Name and Address of Reporting Person*	2.	Issuer Name and Ticker or Trading Symbol				3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
	Miller, Stuart A. (Last) (First) (Middle)		LNR Property Corporation / LNR

	760 N.W. 107th Avenue (Street)	4.	Statement for Month/Day/Year				5.	If Amendment, Date of Original (Month/Day/Year)
			10/29/02

		6.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)				7.	Individual or Joint/Group Filing (Check Applicable Line)
	Miami, FL 33172 (City) (State) (Zip)		☒	Director	☒	10% Owner		☒ Form Filed by One Reporting Person
			☒	Officer (give title below)				☐ Form Filed by More than One Reporting Person
			☐	Other (specify below)
				Chairman of the Board

Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.

*	If the form is filed by more than one reporting person, see instruction 4(b)(v).

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	2A.	Deemed Execution Date, if any (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Sec- urities Beneficially Owned Following Reported Trans- action(s) (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)

							Code	V		Amount	(A) or (D)	Price

	Common Stock		N/A		N/A		N/A			N/A				83		I		By Savings Plan

	Common Stock		10/29/2002		N/A		F(1)			15,536	(D)	35.3925

	Common Stock		10/29/2002		N/A		M(1)			20,145	(A)	27.29375		405,082		D

	Restricted Common Stock (2)		N/A		N/A		N/A			N/A				150,000		D

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3A.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

									Code	V		(A)	(D)

	Common Stock Options		27.29375		10/29/2002		N/A		X				20,145(D)

	Common Stock Options		24.8125		N/A		N/A		N/A				N/A

	Common Stock Options		18.15625		N/A		N/A		N/A				N/A

	Common Stock Options		26.84375		N/A		N/A		N/A				N/A

	Common Stock Options		31.30		N/A		N/A		N/A				N/A

	Class B Common Stock		One for one		N/A		N/A		N/A				N/A

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned — Continued (e.g., puts, calls, warrants, options, convertible securities)

6.	Date Exercisable and Expiration Date (Month/Day/Year)		7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Date Exercisable	Expiration Date		Title	Amount or Number of Shares

	10/31/98	10/30/02		Common Stock	0		N/A		-

	10/31/98	10/30/07		Common Stock	79,855		N.A		79,855		D

	01/28/01	01/27/10		Common Stock	20,000		N/A		20,000		D

	01/17/02	01/16/11		Common Stock	20,000		N/A		20,000		D

	01/02/03	01/01/12		Common Stock	20,000		N/A		20,000		D

	Immediate	N/A		Common Stock	2,807,030		N/A		2,807,030		I		Controls General Partner

Explanation of Responses:

(1) The exercise price for the 20,145 options exercised was satisfied by the delivery of 15,536 previously owned shared to LNR Property Corporation by Stuart Miller.

(2) Shares held pursuant to the 2000 Stock Option and Restricted Stock Plan, with 150,000 shares owned and 50,000 shares vesting on each 1/19/01, 1/19/03, and 1/19/05.

/s/ Steve Bjerke as Attorney-In-Fact	10/30/2002
**Signature of Reporting Person	Date
Steve Bjerke as Attorney-In-Fact for Stuart Miller

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.